Exhibit – Item 28(i)(2)

K&L GATES LLP

1601 K STREET, N.W.

WASHINGTON, DC 20006

T +1 202 778 9000  F +1 202 778 9100  klgates.com

May 27, 2016

Permanent Portfolio Family of Funds

Permanent Portfolio Family of Funds, Inc.

600 Montgomery Street

Suite 4100

San Francisco, California 94111

Re:	Reorganizations to Convert Series of a Maryland

Corporation to Series of a Delaware Statutory Trust

Ladies and Gentlemen:

Permanent Portfolio Family of Funds, a Delaware statutory trust (“Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “New Portfolios” on Schedule A attached hereto (“Schedule A”) (each, a “New Portfolio”), and Permanent Portfolio Family of Funds, Inc., a Maryland corporation (“Corporation”), on behalf of each of its series listed under the heading “Old Portfolios” on Schedule A (each, an “Old Portfolio”), have requested our opinion as to certain federal income tax consequences of the conversion of each Old Portfolio to the New Portfolio listed on Schedule A opposite its name (“corresponding New Portfolio”) pursuant to an Agreement and Redomiciliation Plan between them dated as of May 25, 2016 (“Agreement”) (all the transactions involved in the conversion of an Old Portfolio to its corresponding New Portfolio are referred to herein collectively as a “Reorganization”). (Each New Portfolio and Old Portfolio is sometimes referred to herein as a “Portfolio.”)1

The Agreement contemplates that each Reorganization will involve an Old Portfolio’s changing its identity, form, and place of organization — by converting from a series of Corporation to a series of Trust — by (1) transferring all its Assets to the corresponding New Portfolio (which is being established solely for the purpose of acquiring those Assets and continuing that Old Portfolio’s business) in exchange solely for voting shares of beneficial interest in that New Portfolio and that New Portfolio’s assumption of all that Old Portfolio’s Liabilities, (2) distributing those shares pro rata to that Old Portfolio’s Stockholders in exchange for their shares of stock therein and in complete liquidation thereof, and (3) terminating that Old Portfolio, all on the terms and conditions set forth in the Agreement.

[1]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PERMANENT PORTFOLIO FAMILY OF FUNDS

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

MAY 27, 2016

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement dated October 23, 2015, regarding the Reorganizations that was furnished in connection with the solicitation of proxies by Corporation’s board of directors for use at a special meeting of stockholders of the Old Portfolios that was called for December 15, 2015, and was adjourned to January 21, 2016 (“Proxy Statement”), and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 5.4 thereof) and in separate letters addressed to us from each Investment Company dated today (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and immediately after the close of business (i.e., 1:00 p.m., Pacific time) on the date hereof (“Effective Time”) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and each Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), it is our opinion that, with respect to each Reorganization and the Portfolios participating therein and the participating Old Portfolio’s Stockholders, for federal tax purposes:

(1) New Portfolio’s acquisition of the Assets in exchange solely for New Portfolio Shares and its assumption of the Liabilities, followed by Old Portfolio’s distribution of those shares pro rata to the Stockholders actually or constructively in exchange for their Old Portfolio Shares and in complete liquidation of Old Portfolio, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)2), and each Portfolio will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Old Portfolio will recognize no gain or loss on the transfer of the Assets to New Portfolio in exchange solely for New Portfolio Shares and New Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Stockholders in exchange for their Old Portfolio Shares;

[2]	“Section” references are to the Code.

PERMANENT PORTFOLIO FAMILY OF FUNDS

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

MAY 27, 2016

(3) New Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for New Portfolio Shares and its assumption of the Liabilities;

(4) New Portfolio’s basis in each Asset will be the same as Old Portfolio’s basis therein immediately before the Reorganization, and New Portfolio’s holding period for each Asset will include Old Portfolio’s holding period therefor (except where New Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Stockholder will recognize no gain or loss on the exchange of all its Old Portfolio Shares solely for New Portfolio Shares pursuant to the Reorganization;

(6) A Stockholder’s aggregate basis in the New Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Portfolio Shares it actually or constructively surrenders in exchange for those New Portfolio Shares, and its holding period for those New Portfolio Shares will include, in each instance, its holding period for those Old Portfolio Shares, provided the Stockholder holds those Old Portfolio Shares as capital assets at the Effective Time; and

(7) For purposes of section 381, New Portfolio will be treated just as Old Portfolio would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Portfolio’s taxable year, Old Portfolio’s tax attributes enumerated in section 381(c) will be taken into account by New Portfolio as if there had been no Reorganization, and the part of Old Portfolio’s taxable year before the Reorganization will be included in New Portfolio’s taxable year after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on any Portfolio or Stockholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of the taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

PERMANENT PORTFOLIO FAMILY OF FUNDS

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

MAY 27, 2016

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Portfolio participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Portfolio participating therein is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the reference to our firm in the Proxy Statement.

Very truly yours,

/s/ K&L GATES LLP

Schedule A

Old Portfolios (each a series of Corporation)	New Portfolios (each a series of Trust)
Permanent Portfolio	Permanent Portfolio

Short-Term Treasury Portfolio	Short-Term Treasury Portfolio

Versatile Bond Portfolio	Versatile Bond Portfolio

Aggressive Growth Portfolio	Aggressive Growth Portfolio